UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material under Rule 14a-12
SOVEREIGN BANCORP, INC.

(Name of Registrant as Specified in Its Charter)
SOVEREIGN BANCORP, INC.

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following slides were used in connection with a presentation by Jay S. Sidhu, Chairman, President and Chief Executive Officer of Sovereign Bankcorp, Inc. on January 29, 2006.

Independence Improves Sovereign's Footprint Sovereign Independence Community 787 91 287 81 293 PHILADELPHIA NEW YORK BOSTON

Creates a Leading Northeast-Based Bank Improves Sovereign's franchise value Adds $7.9bn NY deposits and $2.6bn NJ deposits - total proforma NJ deposits of approximately $10bn Enhances distribution - 125 branches with an average branch size of $84MM Independence has attractive deposit mix 70% of deposits are non-CD deposits Strong demographics Serves 300,000 households Average household income of $59.4K vs. U.S. average of $49.7K Sovereign now a major player in the 5 largest MSAs in the Northeast Creates a "New Fleet" New York Philadelphia Boston Providence Hartford MSA 18.9 5.8 4.5 1.6 1.2 222 84 175 55 30 16.2 6.8 9.3 3.2 1.3 Population (MM) Branches Deposits ($Bn) Pro Forma

Transaction Pricing Compares Favorably to Recent Metro New York Transactions Price as a multiple of: Book Value 1.6x 2.7x Tangible Book 3.6x 3.3x Forward EPS(b) 15.6x 18.6X Premium to Total Deposits 24.5% 31.0% Recent Transactions(a) (a) Source: SNL. Represents mean of bank and thrift transactions in New York and New Jersey greater than $500MM deal value since 2000. (b) Based on IBES estimates as of October 21, 2005. SOV/ICBC

Santander Partnership Makes Independence Acquisition Attractive Santander Mkt. Cap: $80.1 bn Independence Mkt. Cap: $2.7 bn Sovereign Mkt. Cap: $9.0 bn Cash ($2.4 bn) Cash ($3.6 bn) 19.8% Ownership $27.00 per SOV share $462 million premium (1) $1.2 bn of cash provided through issuance of Tier 1 Capital or debt 100% Ownership $42.00 per ICBC share N.B. Market Cap statistics as of announcement. Based on 20-day trailing average price.

Global Footprint of Santander

History of Mutually Beneficial Partnerships 23.6% IRR 16 Year Investment 7.43% Stake 4x return 1991 - 1997 Investment 8.5% IRR 10 Year Investment 3.4% Stake

Overview of the Santander Transaction Grupo Santander takes 19.8% stake in Sovereign by making a $2.4 billion cash investment Investment priced at $27.00 per Sovereign share, a 24% premium to Sovereign trailing 20-day average stock price Santander will have 2 directors on Sovereign's Board, and Sovereign CEO joins Santander Board

Benefits of the Santander Transaction Allows Sovereign to acquire Independence, an important transaction which would have been difficult to acquire without Santander's investment, at a premium Access to capital if needed to complete transaction with Independence; Santander has committed to "backstop" $1.2 billion financing Santander partnership permits us to share with each other our respective best practices and operational know-how which will be instrumental in helping to build Sovereign's franchise Santander's support for this transaction reflects favorably on the strategic and financial value creation of the acquisition of Independence Positioned for "full" price sale to Santander or another party over 2-5 year period after closing

Sovereign Bancorp, Inc. and its directors and officers may be deemed to be participants in the solicitation of proxies from shareholders of Sovereign in connection with the election of directors at the 2006 annual meeting of shareholders. Information regarding the names of Sovereign’s directors and executive officers and their respective interests in Sovereign by security holdings or otherwise is set forth in Sovereign’s proxy statement relating to the 2005 annual meeting of shareholders, which may be obtained free of charge at the SEC’s website at http://www.sec.gov and Sovereign’s website at http://www.sovereignbank.com. Additional information regarding the interests of such potential participants will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with Sovereign’s 2006 annual meeting of shareholders.
Sovereign Bancorp, Inc. will file a Proxy Statement on Schedule 14A with the SEC in connection with its 2006 annual meeting of shareholders, which, when filed, will be available free of charge at the SEC’s website at http://www.sec.gov. Investors and security holders are advised to read Sovereign’s Proxy Statement, when available, and the other materials to be filed by Sovereign related to the proxy solicitation, when available, because they will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement on Schedule 14A and all other related material to be filed by Sovereign with the SEC (when they are filed and become available) free of charge at the SEC’s website at http://www.sec.gov or by contacting Sovereign’s proxy solicitors, Innisfree M&A Incorporated at 1-888-750-5834 or MacKenzie Partners, Inc. at 1-800-322-2885. Sovereign also will provide a copy of these materials without charge at the Investor Relations section of its website at http://www.sovereignbank.com.